Exhibit 99.1

July 31, 2019

SiteOne Landscape Supply Announces Second Quarter 2019 Earnings

Second Quarter 2019 Highlights (compared to Second Quarter 2018)

•	Net sales increased by 9% to $752.4 million
•	Organic Daily Sales increased by 1%
•	Gross profit increased by 12% to $258.0 million; gross margin expanded 90 basis points to 34.3%
•	Net income increased by 3% to $64.7 million
•	Adjusted EBITDA increased by 11% to $114.3 million, adjusted EBITDA margin expanded 20 basis points to 15.2%
•	Cash flow from operating activities increased by 199% to $37.1 million
•	Completed three acquisitions: Landscape Depot Supply, Fisher’s Landscape Depot, and Stone and Soil Depot

Post-Quarter Highlights:

•	Completed acquisition of Voss Materials and affiliates

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended June 30, 2019 (“Second Quarter 2019”).

“We delivered gross margin and adjusted EBITDA margin expansion during the second quarter, despite our limited base business topline growth,” said Doug Black, SiteOne’s Chairman and CEO. “Increased rain in eight of our eleven regions, especially in Texas, New England and the Midwest, significantly restricted organic daily sales growth in May and June. With lower sales, our teams did a good job managing expenses even as we continue to make significant investments in building the business. The acquisitions we completed last year and in the first quarter of this year contributed well to our revenue and EBITDA growth. We also delivered strong cash flow during the quarter as our new supply chain capabilities allowed us to manage inventory more effectively. Lastly, we completed three acquisitions during the second quarter and one in July, expanding our product offering and geographic reach to better serve our customers in those markets. Looking forward, we see a robust pipeline of acquisitions and a solid underlying market to support our performance and growth as we execute our strategy in the second half of the year and beyond.”

Second Quarter 2019 Results

Net sales for the Second Quarter 2019 increased to $752.4 million, or 9%, compared to $687.8 million for the prior-year period. Organic Daily Sales increased 1% compared to the prior-year period as unfavorable weather negatively impacted sales volume. Acquisitions contributed $57.7 million, or 8%, to net sales growth for the quarter.

Gross profit increased to $258.0 million, or 12%, compared to $229.9 million for the prior-year period. Gross margin increased by 90 basis points to 34.3%. Gross margin during the quarter was positively impacted by contributions from acquisitions, opportunistic inventory buys, and improved pricing.

Selling, general and administrative expenses (“SG&A”) increased to $166.7 million from $145.2 million in the same period last year.  SG&A as a percentage of net sales increased 110 basis points to 22.2% primarily due to the impact of acquisitions, increased health care and stock-based compensation expense, and general wage inflation combined with modest organic sales growth.

Net income increased to $64.7 million, compared to $63.1 million during the same period in the prior year. The increase in net income for the quarter is attributable to net sales growth and improved profitability, partially offset by increased tax expense due to reduced excess tax benefits.

Adjusted EBITDA increased 11% to $114.3 million, compared to $103.0 million for the prior-year period. Adjusted EBITDA margin increased by 20 basis points to 15.2%.

Outlook

For 2019, we continue to expect Adjusted EBITDA to be in the range of $193 million to $207 million, representing year-over-year growth of 10-18%.

Reconciliation for the forward-looking full-year 2019 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, July 31, 2019, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13692595. The replay will be available until 11:59 p.m. (ET) on August 14, 2019.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2019 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions, including inflation; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets not in the ordinary course of business, other non-cash items, financing fees, other fees, and expenses related to acquisitions and other non-recurring (income) loss. Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	June 30, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$25.2	$17.3
Accounts receivable, net of allowance for doubtful accounts of $6.9 and $5.9, respectively	344.1	285.3
Inventory, net	488.0	411.7
Income tax receivable	0.3	10.0
Prepaid expenses and other current assets	35.4	41.1
Total current assets	893.0	765.4

Property and equipment, net	96.2	88.4
Operating lease right-of-use assets, net	213.4	—
Goodwill	165.6	148.4
Intangible assets, net	153.7	155.6
Other assets	8.7	10.7
Total assets	$1,530.6	$1,168.5

Liabilities and Equity
Current liabilities:
Accounts payable	$217.6	$184.6
Current portion of finance leases	5.3	5.2
Current portion of operating leases	46.0	—
Accrued compensation	30.9	42.1
Long term debt, current portion	4.5	4.5
Accrued liabilities	53.0	46.0
Total current liabilities	357.3	282.4

Other long-term liabilities	14.2	14.0
Finance leases, less current portion	12.6	9.5
Operating leases, less current portion	170.4	—
Deferred tax liabilities	5.0	7.1
Long-term debt, less current portion	624.5	553.7
Total liabilities	1,184.0	866.7

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 41,220,338 and 40,910,992 shares issued, and 41,199,427 and 40,890,081 shares outstanding at June 30, 2019 and December 30, 2018, respectively	0.4	0.4
Additional paid-in capital	251.8	242.1
Retained earnings	100.7	60.1
Accumulated other comprehensive loss	(6.3)	(0.8)
Total equity	346.6	301.8
Total liabilities and equity	$1,530.6	$1,168.5

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net sales	$752.4	$687.8	$1,169.7	$1,059.2
Cost of goods sold	494.4	457.9	781.7	720.8
Gross profit	258.0	229.9	388.0	338.4

Selling, general and administrative expenses	166.7	145.2	322.5	276.9
Other income	1.4	1.1	2.5	3.7
Operating income	92.7	85.8	68.0	65.2

Interest and other non-operating expenses, net	8.7	8.0	17.7	14.6
Net income before taxes	84.0	77.8	50.3	50.6
Income tax expense	19.3	14.7	9.7	4.5
Net income	$64.7	$63.1	40.6	46.1

Net income per common share:
Basic	$1.57	$1.56	$0.99	$1.15
Diluted	$1.52	$1.48	$0.95	$1.08
Weighted average number of common shares outstanding:
Basic	41,099,329	40,347,185	41,031,776	40,209,209
Diluted	42,687,841	42,642,893	42,607,074	42,601,705

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 30, 2019	July 1, 2018
Cash Flows from Operating Activities:
Net income	$40.6	$46.1
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of finance lease right-of-use assets and depreciation	12.8	10.0
Stock-based compensation	7.2	4.2
Amortization of software and intangible assets	17.3	14.2
Amortization of debt related costs	1.0	1.6
Loss on extinguishment of debt	0.4	—
Loss on sale of equipment	0.1	—
Other	0.8	(1.0)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(56.3)	(95.3)
Inventory	(68.5)	(88.9)
Income tax receivable	9.7	2.6
Prepaid expenses and other assets	0.4	(6.0)
Accounts payable	29.9	81.6
Accrued expenses and other liabilities	(6.8)	2.5
Net Cash Used In Operating Activities	$(11.4)	$(28.4)

Cash Flows from Investing Activities:
Purchases of property and equipment	(12.7)	(8.0)
Purchases of intangible assets	(0.6)	(3.0)
Acquisitions, net of cash acquired	(35.5)	(67.3)
Proceeds from the sale of property and equipment	0.4	0.2
Net Cash Used In Investing Activities	$(48.4)	$(78.1)

Cash Flows from Financing Activities:
Equity proceeds from common stock	2.9	3.9
Repayments under term loan	(3.4)	(1.7)
Borrowings on asset-based credit facility	229.2	242.9
Repayments on asset-based credit facility	(155.5)	(133.3)
Payments of debt issuance costs	(0.9)	—
Payments on finance lease obligations	(3.3)	(3.0)
Payments of acquisition related contingent obligations	(0.9)	—
Other financing activities	(0.5)	(1.8)
Net Cash Provided By Financing Activities	$67.6	$107.0

Effect of exchange rate on cash	0.1	(0.1)
Net Change In Cash	7.9	0.4

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to net income (loss):

	2019		2018				2017
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Reported net income (loss)	$64.7	$(24.1)	$(2.1)	$29.9	$63.1	$(17.0)	$4.0	$16.9
Income tax (benefit) expense	19.3	(9.6)	(5.6)	2.4	14.7	(10.2)	(11.4)	10.7
Interest expense, net	8.7	9.0	8.3	9.2	8.0	6.6	6.2	6.2
Depreciation and amortization	14.7	15.4	14.0	14.1	12.5	11.7	11.4	11.1
EBITDA	107.4	(9.3)	14.6	55.6	98.3	(8.9)	10.2	44.9
Stock-based compensation(a)	5.4	1.8	1.8	1.9	2.1	2.1	1.4	1.5
(Gain) loss on sale of assets(b)	—	0.1	(0.1)	(0.3)	0.1	(0.1)	0.4	—
Financing fees(c)	—	—	0.1	0.7	—	—	0.2	0.4
Acquisitions and other adjustments(d)	1.5	1.5	1.7	2.1	2.5	1.8	3.1	1.6
Adjusted EBITDA(e)	$114.3	$(5.9)	$18.1	$60.0	$103.0	$(5.1)	$15.3	$48.4

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our secondary offerings.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

	2019		2018
	Qtr 2	Qtr 1	FY’18	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported net sales	$752.4	$417.3	$2,112.3	$474.6	$578.5	$687.8	$371.4
Organic Sales	$660.1	$377.3	$1,983.4	$434.2	$535.1	$653.2	$360.9
Acquisition contribution(a)	$92.3	$40.0	$128.9	$40.4	$43.4	$34.6	$10.5
Selling Days	64	64	252	61	63	64	64
Organic Daily Sales	$10.3	$5.9	$7.9	$7.1	$8.5	$10.2	$5.6

(a)	Represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2019 fiscal year.